As filed with the Securities and Exchange Commission on June 19, 2013

Registration No. 333-188627

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wave Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3477246 (I.R.S. Employer Identification Number)

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven K. Sprague
President and Chief Executive Officer
Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Neil W. Townsend, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-0699
212-728-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A Common Stock, $.01 par value	1,807,230	$0.46	$831,326.00	$113.39	(2)(3)

(1)                                  The registrant is hereby registering the sale by certain selling stockholders of up to (a) 1,204,820 shares of its Class A common stock previously issued in a private placement to such selling stockholders pursuant to the terms of a Securities Purchase Agreement dated as of March 12, 2013 (the “Purchase Agreement”) and (b) 602,410 shares of its Class A common stock issuable upon exercise of warrants granted to such selling stockholders pursuant to the Purchase Agreement.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)                                  Estimate solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.  The offering price and registration fee are computed using $0.46, the average of the high and low prices of the registrant’s Class A common stock, as reported by the New York Stock Exchange on May 9, 2013.

(3)                                  Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

WAVE SYSTEMS CORP.

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600

1,807,230 Shares

Class A Common Stock

The selling stockholders identified in this prospectus may sell, from time to time, up to 1,204,820 shares of Wave’s Class A common stock, par value $0.01 per share, and up to 602,410 shares of Wave’s Class A common stock, par value $0.01 per share, issuable upon the exercise of warrants.  You should read this prospectus, as well as any documents incorporated by reference in this prospectus, carefully before you invest.

The selling stockholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of these shares of Class A common stock by the selling stockholders.

In addition to the shares covered under this prospectus, our securities are currently also subject to ongoing public distribution pursuant to a prospectus covering the resale of an aggregate of 5,267,374 shares of our Class A common stock issued in connection with our acquisition of Safened, Ltd. on September 22, 2011 (pursuant to the registration statement on Form S-3, Registration No.333-177644).  In addition, an effective shelf registration statement on Form S-3 (Registration No. 333-175046) is on file with the Securities and Exchange Commission pursuant to which we may offer shares of our Class A common stock or preferred stock,  warrants to purchase our Class A common stock or preferred stock and/or any combination of some or all of these securities with an initial aggregate offering price of up to $30,000,000, of which we have utilized $25,471,108 in primary offerings through the date hereof and under which $4,528,892 remains available for future primary offerings.

Wave’s Class A common stock is traded on the Nasdaq Capital Market under the symbol “WAVX.” The last reported sale price of our Class A common stock on the Nasdaq Capital Market on June 18, 2013 was $0.43 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted.

ABOUT THIS PROSPECTUS

It is important for you to consider the information contained in this prospectus together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from a current report on Form 8-K that we file with the SEC, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references to “Wave” are to Wave Systems Corp. and all references to “we” or “our” are to Wave Systems Corp. and its subsidiaries.

i

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Various statements made in this prospectus under the captions “Our Company” and “Risk Factors,” and made elsewhere in this prospectus, and in documents incorporated into this prospectus, are forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, level of activity or performance to be materially different from those expressed or implied by any forward-looking statement. This prospectus includes, without limitation, forward-looking information about the following:

•                                          the development of the markets and demand for our products and services;

•                                          our product development plans, including the introduction of new products, and anticipated activities designed to pursue these plans, including collaborations and other corporate partnering arrangements;

•                                          our ability to generate revenues from sales of products;

•                                          our ability to generate license and other fee revenue in the future;

•                                          the amounts we invest in research and development activities in the future;

•                                          future levels of operating expenses associated with our business;

•                                          our future revenues and results of operations;

•                                          our future exposure to market risk; and

•                                          our future capital needs and our ability to fund those needs.

When used in this prospectus, the words “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “future,” “could,” “should,” “would,” “expect,” “envision,” “potentially” and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those risks discussed in this prospectus under the heading “Risk Factors” and the documents incorporated herein by reference.

In addition, our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting our industry. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Furthermore, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We claim the protections afforded by the Private Securities Litigation Reform Act of 1995, as amended, for our forward-looking statements.

ii

OUR COMPANY

Wave develops, produces and markets products for hardware-based digital security, including security applications and services that are complementary to, and work with, the specifications of the Trusted Computing Group, www.trustedcomputinggroup.org (the “TCG”), an industry standards organization comprised of computer and device manufacturers, software vendors and other computing products manufacturers. Specifications developed by the TCG are designed to address a broad range of current and evolving digital security issues. These issues include: identity protection, data security, digital signatures, electronic transaction integrity, platform trustworthiness, network security and regulatory compliance.

The TCG was formed in April 2003 by its promoting founders: AMD, HP, IBM, Intel, and Microsoft. Wave was initially invited to join the founding group as a contributing member.  Since 2008, Wave has held a permanent seat on the TCG Board of Directors (the “TCG Board”). Wave has also elevated its membership status to “Promoter”, the highest level of the TCG. Permanent members of the TCG Board provide guidance to the organization’s work groups in the creation of specifications used to protect personal computers (“PCs”) and other computing devices from attacks and to help prevent data loss and theft. Wave’s enhanced membership status allows it to take a more active role in helping to develop, define and promote hardware-enabled trusted computing security technologies, including related hardware building blocks and software interfaces. Wave is eligible to serve on and chair the TCG Board and the Work Groups and Special Committees thereof. Wave is permitted to submit revisions and addendum proposals for specifications with design guides and is similarly permitted to review and comment on design guides prior to their adoption.

One of the current TCG specifications recommends a hardware-based trusted computing platform, which is a platform that uses a semiconductor device, known as a Trusted Platform Module (“TPM”) that contains protected storage and performs protected activities, including platform authentication, protected cryptographic processes and capabilities allowing for the attestation of the state of the platform which provides the first level of trust for the computing platform (a “Trusted Platform”). The TPM is a hardware chip that is separate from the platform’s main CPU(s) that enables secure protection of files and other digital secrets and performs critical security functions such as generating, storing and protecting “cryptographic keys” which are secret codes used to decipher encrypted or coded data. While TPMs provide the anchor for hardware security, known as the “root of trust”, trust is achieved by integrating the TPM within a carefully architected trust infrastructure and supporting the TPM with essential operational and lifecycle services, such as key management and credential authentication.

Prior to the formation of the TCG, Wave developed its pioneering EMBASSY® (EMBedded Application Security SYstem) Trust System. The EMBASSY Trust System is a combination of client hardware consisting of the EMBASSY 2100 security chip (the “EMBASSY chip”) and its firmware, and software consisting of the Trust Assurance Network (“TAN”), a back-office infrastructure that manages its security functions. As the market for TPM-enabled products has developed with computing devices being shipped in volume by leaders in the PC industry, Wave has enabled the development work on the EMBASSY Trust System to support security hardware based on the TCG specifications by repurposing these product assets. Wave has since developed a set of applications known as the EMBASSY Trust Suite, EMBASSY Trust Server products, middleware and software tools to work with various other chip manufacturers’ TCG-specified TPMs that are now available.

On September 22, 2011 Wave completed its acquisition of 100% of the business of Safend Ltd. (“Safend”), a company incorporated under the laws of Israel.  Safend provides endpoint data loss protection solutions, including port and device control, encryption for removable media and content inspection and discovery.

Wave’s operations to-date have consisted primarily of product development, performance under contract to develop products and marketing and sales to PC and semi-conductor chip original equipment manufacturers (“OEMs”), resellers, and enterprises.

Wave was incorporated in Delaware under the name Indata Corp. on August 12, 1988.  Wave changed its name to Cryptologics International, Inc. on December 4, 1989. Wave changed its name again to Wave Systems Corp. on January 22, 1993. Wave’s principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and Wave’s telephone number is (413) 243-1600.

RISK FACTORS

An investment in Wave’s Class A common stock is risky. Prior to making a decision about investing in Wave’s Class A common stock, you should carefully consider the specific risks discussed below, together with all of the other information contained in this prospectus or otherwise incorporated by reference in this prospectus. The risks and uncertainties described below and in Wave’s SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in this prospectus or Wave’s SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the value of Wave’s Class A common stock could decline, and you might lose all or part of your investment.

In preparing our financial statements for the fiscal year ended December 31, 2012, we identified a material weakness in our internal control over financial reporting, and our failure to remedy this or other material weaknesses could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting for our company. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our management identified a material weakness in our internal control over financial reporting as of December 31, 2012. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified by management as of December 31, 2012 related to our failure to maintain sufficient professional accounting resources to effectively execute our internal controls and procedures over significant, complex accounting matters.  See “Item 9A — Management’s annual report on internal control over financial reporting” included in the December 31, 2012 Form 10-K filed on March 18, 2013 for further information.  In addition, based on an evaluation of our disclosure controls and procedures as of March 31, 2013, and due to the material weakness in our internal control over financial reporting described above, our chief executive officer and chief financial officer concluded that, as of such date, our disclosure controls and procedures were not effective.

We have begun to implement remedial measures designed to address this material weakness. If our remedial measures are insufficient to address this material weakness, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.

Our business, financial condition and results of operations may be adversely affected by the unprecedented economic and market conditions.

The recent global economic downturn could significantly and adversely affect our business, financial condition and results of operation in various ways. The decline in economic conditions has negatively impact the demand for our products and services and our ability to conduct our business thereby reducing our revenues and earnings. In addition, the economic downturn, has negatively impacted, and/or may negatively impact, among other things:

•                                          our continued growth and development of our business;

•                                          our liquidity;

•                                          our ability to raise capital and obtain financing; and

•                                          the price of Wave’s Class A common stock.

We have a history of net losses and expect net losses will continue. If we continue to operate at a loss, our business will not be financially viable.

We have experienced significant losses and negative cash flow from operations since our inception. We have not realized a net operating profit in any quarter since we began our operations. Wave’s revenue during the three-months ended March 31, 2013 was less than operating expenses as our products have not yet attained widespread commercial acceptance. This is due in part to the early stage nature of the digital security industry in which we operate. As of March 31, 2013, we had an accumulated deficit of approximately $407.1 million and negative working capital of approximately $9.8 million. Given the lack of widespread adoption of the technology for our products and services, there is little basis for evaluating the financial viability of our business and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their early stage of development encounter, particularly companies in new and rapidly evolving markets such as digital security and online commerce.

To achieve profitability we must, among other things:

•                                          continue to convince chip, personal computer motherboard, personal computer and computer peripheral manufacturers to license and distribute our products and services and/or make them available to their customers through their sales channels;

•                                          continue to convince computer end users and enterprise computer users to purchase our upgrade software and server products for trusted computing;

•                                          convince consumers to choose to order, purchase and accept products using our products and services;

•                                          continue to maintain the necessary resources, especially talented software programmers;

•                                          continue to develop relationships with personal computer manufacturers, computer chip manufacturers and computer systems integrators to facilitate and to maximize acceptance of our products and services; and

•                                          generate substantial revenue, complete one or more commercial or strategic transactions or raise additional capital to support our operations until we can generate sufficient revenues and cash flows.

If we do not succeed in these objectives, we will not generate revenues; hence, our business will not be sustainable.

We may be unable to raise or generate the additional financing or cash flow which will be necessary to continue as a going concern for the next twelve months.

Since we began our operations, we have incurred net losses and experienced significant negative cash flow from operations. This is due to the early stage nature of market development for our products and services and the digital security industry as a whole. We expect to continue to incur substantial additional expenses associated with continued research and development and business development activities that will be necessary to commercialize our technology. We may be unable to raise or generate the additional financing or cash flow which will be necessary to continue as a going concern for the next twelve months.

In addition to our efforts to generate revenue sufficient to fund our operations, or complete one or more commercial or strategic transactions, we may evaluate additional financing options to generate additional capital in order to continue as a going concern, to capitalize on business opportunities and market conditions and to insure the continued development of our technology, products and services.  We do not know if additional financing will be available or that, if available, it will be available on favorable terms. If Wave issues additional shares of stock, Wave’s stockholders’ ownership will be diluted and the shares issued may have rights, preferences or privileges senior to those of Wave’s common stock.  In addition, if we pursue debt financing we may be required to pay interest costs.  The failure to generate sufficient cash flow to fund our forecasted expenditures would require us to reduce our cash burn rate, which would in turn impede our ability to achieve our business objectives.  Even if we are successful in raising additional capital, uncertainty with respect to Wave’s viability will continue until we are successful in achieving our objectives. Furthermore, although we may be successful at achieving our business objectives, a positive cash flow from operations may not ultimately be realized unless we are able to sell our products and services at a profit. Given the early stage nature of the markets for our products and services, considerable uncertainty exists as to whether or not our business model is viable.  If we are not successful in generating sufficient cash flow or obtaining additional funding, we may be unable to continue our operations, develop or enhance our products, take advantage of future opportunities, respond to competitive pressures. Due to our current cash position, our forecasted capital needs over the next twelve months and beyond, the fact that we will require additional financing and uncertainty as to whether we will achieve our sales forecast for our products and services, substantial doubt exists with respect to our ability to continue as a going concern.

A single customer accounts for a significant portion of our revenues and, therefore, the loss of that customer may have a material adverse effect on our results of operations.

We expect that a small number of customers will continue to account for a large portion of our revenues for the foreseeable future. We have one customer that accounted for approximately 42% of our revenue for the three-months ended March 31, 2013. If our relationship with any of our significant customers were disrupted we could lose a significant portion of our anticipated revenues which may have a material adverse effect on our results of operations.

Factors that could influence our relationships with our customers include, among other things:

•                                          our ability to sell our products at prices that are competitive with our competitors;

•                                          our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•                                          our ability to produce and deliver a sufficient quantity of our products in a timely manner to meet our customers’ requirements.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our component, or if our OEM customers’ sales timing and volume fluctuates, it may have a material adverse effect on our results of operations.

In general, our ability to make sales to OEM customers depends on our ability to compete on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products into which our OEM customers incorporate our products. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers decide not to incorporate our products as components of their products or fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it may lead to a reduction in our sales and have a material adverse effect on our results of operations.

Sales to a relatively small number of OEM customers, as opposed to direct retail sales to end customers, comprise a large portion of our revenues. Dell accounted for approximately 42% of our revenue for the three-months ended March 31, 2013. From time to time Dell updates its hardware platforms with new security solutions packages. Our bundled software has been included on Dell platforms since 2006

(including on the Dell Data Protection Access solution (DDPA) that is currently shipping). On March 15, 2013, Dell notified us that it will be replacing the DDPA solution in its next generation of client hardware platforms expected to begin shipping later this year. As it has with other solution upgrades since 2006, Dell has also informed us that it will continue to discuss with Wave opportunities to include our software on new and future Dell platforms and that it plans to continue to include our bundled software with Dell hardware platforms that are currently shipping. However, Dell has not communicated to us any decisions regarding the next platform and we have no assurance that our software will be included in Dell’s new or future platforms. If we are not successful in continuing to sell our technologies with Dell’s new and future platforms, this could have a material adverse impact on our revenues in years after 2013.

Our market is in the early stage of development so we are unable to accurately ascertain the size and growth potential for revenue in such a market.

The market for our products and services is still developing and is continually evolving. As a result, substantial uncertainty exists with respect to the size of the market for these products and the level of capital that will be required to meet the evolving technical requirements of the marketplace.

Wave’s business model relies on an assumed market of tens of millions of units shipping with built-in security hardware. Because this market remains in the early stage of development, there is significant uncertainty with respect to the validity of the future size of the market. If the market for computer systems that utilize our products and services does not grow to the extent necessary for us to realize our business plan, we may not be successful.

As this early stage market develops and evolves, significant capital will likely be required to fund the resources needed to meet the changing technological demands of the marketplace. There is uncertainty with respect to the level of capital that may be required to meet these changing technological demands. If the amount of capital resources needed exceeds our ability to obtain such capital, we may not be a viable enterprise.

Wave is not established in the industry so we may not be accepted as a supplier or service provider to the market.

Wave’s product offering represents a highly complex architecture designed to solve many of the security issues currently present with computer systems such as identity theft, fraudulent transactions, virus attacks, unauthorized access to restricted networks and other security problems that users of computer systems generally encounter. We are uncertain as to whether the marketplace will accept our solution to these security problems. We will not be successful if the market does not accept the value proposition that we perceive to be present in our products and services.

Although Wave has expended considerable resources in developing technology and products that utilize our technology and in business development activities in an attempt to drive the development of the hardware security market, we do not have a track record as a substantial supplier or service provider to consumers of computer systems. Therefore, uncertainty remains as to whether we will be accepted as a supplier to the enterprise and consumer markets, which will likely be necessary for us to be a successful commercial enterprise.

Our products have not been accepted as industry standards which may slow their sales growth.

We believe platforms adopting integrated hardware security into the PC will become a significant standard feature in the overall PC marketplace. However, our technologies have not been accepted as industry standards. Standards for trusted computing are still evolving. To be successful, we must obtain acceptance of our technologies as industry standards, modify our products and services to meet whatever industry standards ultimately develop and/or adapt our products to be complementary to whatever these standards become. If we fail to do any of these we will not be successful in commercializing our technology; and therefore, we will not generate sales to fund our operations and develop into a self-sustaining, profitable business.

If we do not keep up with technological changes our product development and business growth will suffer.

Because the market in which we operate is characterized by rapidly changing technology, changes in customer requirements, frequent new products, service introductions and enhancements and emerging industry standards, our success will depend upon, among other things, our ability to improve our products, develop and introduce new products and services that keep pace with technological developments, remain compatible with changing computer system platforms, respond to evolving customer requirements and achieve market acceptance on a timely and cost effective basis. If we do not identify, develop, manufacture, market and support new products and deploy new services effectively and timely, our business will not grow, our financial results will suffer and we may not have the ability to remain in business.

We are subject to risks relating to potential security breaches of our software products.

Although we have implemented in our products various security mechanisms, our products and services may nevertheless be vulnerable to break-ins, piracy and similar disruptive problems caused by Internet users. Any of these disruptions would harm our business. Advances in computer capabilities, new discoveries in the field of security or other developments may result in a compromise or breach of the technology we use to protect products and information in electronic form. Computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of users of our products, which may result in significant liability to us and may also deter potential customers.

A party who is able to circumvent our security measures could misappropriate proprietary electronic content or cause interruptions in our operations and those of our strategic partners. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Our attempts to implement contracts that limit our liability to our customers, including liability arising from a failure of security features contained in our products and services, may not be enforceable. We currently do not have product liability insurance to protect against these risks. If the security of products or services is breached, our results of operations may be materially adversely affected by the liability resulting from the breach.

Competition and competing technologies may render some or all of our products non-competitive or obsolete.

An increasing number of market entrants have introduced or are developing products and services that compete with Wave’s. Our competitors may be able to develop products and services that are more attractive to customers than our products and services. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources than we have. Also, many current and potential competitors have greater name recognition and larger customer bases that could be leveraged to enable them to gain market share or product acceptance to our detriment. Wave’s potential competitors include security solutions providers such as RSA Security, Inc. (a division of EMC), Symantec, Computer Associates, Verisign, Inc., Entrust, Inc., Utimaco (acquired by Sophos), PGP (acquired by Symantec), Credant (acquired by Dell), SafeBoot (acquired by McAfee), SafeNet, WinMagic, Secude (acquired by SAP) and GuardianEdge (acquired by Symantec) and major systems integrators such as IBM, HP and EDS. In addition, Wave competes with other client security applications companies that are developing trusted computing applications including Softex Incorporated, Phoenix Technologies Ltd., Infineon Technologies AG and Microsoft.

Other companies have developed or are developing technologies that are, or may become, the basis for competitive products in the field of security and electronic content distribution. Some of those technologies may have an approach or means of processing that is entirely different from ours. Existing or new competitors may develop products that are superior to ours or that otherwise achieve greater market acceptance than ours. Due to Wave’s early stage, and lower relative name recognition compared to many of our competitors and potential competitors, our competitive position in the marketplace is vulnerable.

We have a high dependence on relationships with strategic partners that must continue or our ability to successfully produce and market our products will be impaired.

Due in large part to Wave’s early stage and lower name recognition we depend upon strategic partners such as large, well established personal computer and semiconductor manufacturers and computer systems’ integrators to adopt our products and services within the Trusted Computing marketplace. These companies may choose not to use our products and could develop or market products or technologies that compete directly with us. We cannot predict whether these third parties will commit the resources necessary to achieve broad-based commercial acceptance of our technology.  Any delay in the use of our technology by these partners could impede or prohibit the commercial acceptance of our products. Although we have established some binding commitments from some of our strategic partners, there can be no assurance that we will be able to enter into additional definitive agreements or that the terms of such agreements will be satisfactory. It will be necessary for Wave to expand upon our current business relationships with our partners, or form new ones, in order to sell more products and services for Wave to become a viable, self-sufficient enterprise.

Product defects or development delays may limit our ability to sell our products.

We may experience delays in the development of our new products and services and the added features and functionality to our existing products and services that our customers and prospective customers are demanding. If we are unable to successfully develop products that contain the features and functionality being demanded by these customers and prospective customers in a timely manner, we may lose business to our competitors. In addition, despite testing by us and potential customers, it is possible that our products may nevertheless contain defects. Development delays or defects could have a material adverse effect on our business if such defects and delays result in our inability to meet the market’s demand.

If we lose our key personnel, or fail to attract and retain additional personnel, we will be unable to continue to develop our products and technology.

We believe that our future success depends upon the continued service of our key technical personnel and on our ability to attract and retain highly skilled technical, sales and marketing personnel. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees can be intense. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future and the failure of us to do so would have a material adverse effect on our business.

We have a limited ability to protect our intellectual property rights and others could infringe on or misappropriate our proprietary rights.

Our success depends, in part, on our ability to enjoy or obtain protection for our products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws and to preserve our trade secrets. We cannot assure you that any patent owned or licensed by us will provide us with adequate protection or will not be challenged, invalidated, infringed or circumvented.

We rely on trade secrets and proprietary know-how which we protect, in part, by confidentiality agreements with our employees and contract partners. However, our confidentiality agreements may be breached and we may not have adequate remedies for these breaches. Our trade secrets may become known or be independently discovered by competitors. We also rely on intellectual property laws to prevent the unauthorized duplication of our software and hardware products. However, intellectual property laws may not adequately protect our technology. We have registered various trademark and service mark registrations with the United States Patent and Trademark Office. Wave may apply for additional name and logo marks in the United States and foreign jurisdictions in the future, but we cannot be assured that registration of any of these trademarks will be granted.

We conduct a portion of our operations in the State of Israel and, therefore, political, economic and military instability in Israel and its region may adversely affect our business.

Safend’s operations are located in the State of Israel which will constitute a material portion of our business.  Accordingly, political, economic and military conditions in Israel and the surrounding region may affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians and other, since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. Presently, there is great international concern in connection with Iran’s efforts to develop and enrich uranium which could lead to the development of nuclear weapons. Iran’s successful enrichment of uranium could significantly alter the geopolitical landscape in the Middle East, including the threat of international war, which could significantly impact business conditions in Israel.

Recent political uprisings, regime changes and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised new concerns regarding security in the region and the potential for armed conflict. Among other things, this instability may affect the global economy and marketplace through changes in oil and gas prices. Further escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and the portion of our business related to our operations there.

Safend received Israeli government grants for certain of its research and development activities. The terms of these grants may require Safend to meet certain requirements in order to manufacture products and transfer technologies outside of Israel. Safend may be required to pay penalties in addition to repayment of the grants.  Such grants may be terminated or reduced in the future, which would increase our costs.

The research and development efforts of Safend have been financed, in part, through grants that Safend has received from the Israeli Office of the Chief Scientist, or OCS. Safend therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law regarding the intellectual property and products generated by Safend. The terms of these grants and the Research Law restrict the transfer of know-how if such know-how is related to products, know-how and/or technologies which were developed using the OCS grants, and the transfer of manufacturing or manufacturing rights of such products, technologies and/or know-how outside of Israel without the prior approval, pursuant to the Research Law, of the appropriate authority of the OCS. Therefore, the discretionary approval of an OCS committee will be required for any transfer to third parties outside of Israel of rights related to certain of Safend’s technologies which has been developed with OCS funding. Safend may not receive the required approvals should it wish to transfer this technology and/or development outside of Israel in the future.

Furthermore, the OCS may impose certain conditions on any arrangement under which Safend transfers technology or development out of Israel. Overseas transfers of technology, manufacturing and/or development from OCS funded programs, even if approved by the OCS, may be subject to restrictions set forth in the Research Law. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. If Safend fails to comply with the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any OCS payments previously received by Safend, together with interest and penalties, and may be subject to criminal penalties.

We may not be able to realize all of the anticipated benefits of our acquisition of Safend if we fail to integrate Safend successfully, which could reduce our profitability.

Our ability to realize the anticipated benefits of our acquisition of Safend will depend, in part, on our ability to integrate the business of Safend successfully and efficiently with our business. The combination of two independent companies is a complex, costly and time-consuming process. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the full benefits expected by us. If we are not successful in this integration, our financial results could be adversely impacted. Our management will be required to dedicate significant time and effort to this integration process, which could divert their attention from other business concerns. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other relationships, a loss of key employees, and diversion of management’s attention, and may cause our stock price to decline. The difficulties of combining the operations of the two companies include, among others:

• challenges associated with minimizing the diversion of management attention from ongoing business concerns;

• addressing differences in the business cultures of Wave and Safend;

• coordinating geographically separate organizations which may be subject to additional complications resulting from being geographically distant from our other operations;

• coordinating and combining international operations, information systems, relationships, and facilities, and eliminating duplicative operations;

• retaining key employees and maintaining employee morale;

• unanticipated changes in general business or market conditions that might interfere with our ability to carry out all of its integration plans; and

• preserving important strategic and customer relationships.

In addition, even if Safend’s operations are integrated successfully with ours, we may not realize the full potential benefits of the transaction, including the leveraging of production and combined research and development that are expected. Such benefits may not be achieved within our anticipated time frame, or at all.

Regulation of international transactions may limit our ability to sell our products in foreign markets.

Most of our software products are controlled under various United States export control laws and regulations and may require export licenses for certain exports of the products and components outside of the United States and Canada. With respect to our EMBASSY Trust Suite and EMBASSY Trust Server software applications, we have applied for and received export classifications that allow us to export our products, without a license and with no restrictions, to any country throughout the world with the exception of Cuba, Iran, North Korea, Sudan and Syria.

Any new product offerings will be subject to review by the Bureau of Export Administration to determine what export classification they will receive. Enhancements to existing products may be subject to review by the Bureau of Export Administration to determine their export classification.  Some of our partners demand that our products be allowed to be exported without restrictions and/or reporting requirements. Current export regulations have, in part, allowed us to receive the desired classification without undue cost or effort. However, the export regulations may be modified at any time. Currently we are allowed to export the products for which we have received classification in an unrestricted manner without a license. However, modifications to the export regulations could prevent us from exporting our existing and future products in an unrestricted manner without a license. Such modifications could also make it difficult to receive the desired classification. If export regulations were to be modified in such a way, we may be put at a competitive disadvantage with respect to selling our products internationally.

In addition, import and export regulations of encryption/decryption technology vary from country to country. We may be subject to different statutory or regulatory controls in different foreign jurisdictions, and as such, our technology may not be permitted in these foreign jurisdictions. Violations of foreign regulations or regulation of international transactions could prevent us from being able to sell our products in international markets. Our success depends in large part on having access to international markets.  A violation of foreign regulations could limit our access to such markets and have a negative effect on our results of operations.

Our stock price is volatile.

The price of our Class A common stock has been, and likely will continue to be, subject to wide fluctuations in response to a number of events and factors, such as:

•                                          quarterly variations in operating results;

•                                          announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by us or our competitors;

•                                          the operating and stock price performance of other companies that investors may deem comparable to us; and

•                                          news reports relating to trends in our markets.

In addition, the stock market in general, and the market prices for technology-related companies in particular, have experienced significant price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our Class A common stock or any of our other securities for which a market develops, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities.  It is possible that we could become the target of additional litigation of this kind that would require substantial management attention and expense.  The diversion of management’s attention and capital resources could have a material adverse affect on our business.  In addition, any negative publicity or perceived negative publicity of any such litigation could have an adverse impact on our business.

Sales of our common stock in our ATM program, or the perception that such sales may occur, could cause the market price of our common stock to fall.

During January 2012, we entered into an At Market Issuance Sales Agreement (“2012 ATM”) (with MLV & Co. LLC (“MLV”) under which we are able to sell shares of our common stock from time to time through MLV. Continued sales of our common stock, if any, under the 2012 ATM will depend upon market conditions and other factors to be determined by us and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Future sales of our common stock are not guaranteed, and there are no firm commitments to receive funding under the 2012 ATM. The issuance from time to time of these new shares of common stock, or the perception that such sales may occur, could have the effect of depressing the market price of our common stock.

We may be subject to conflicts of interest that could adversely slow our corporate governance process.

Our Board of Directors does not include any representatives of our strategic partners. However, our Board of Directors has included in the past, and may include in the future, representatives of our strategic partners. It is possible that those corporations may be competing against us, or each other, directly or indirectly. A director who also represents another company may voluntarily abstain from voting on matters where there could be conflicts of interest. Even if such a director does abstain, his presence on the Board could affect the process or the results of the Board’s deliberations. We have adopted no policies or procedures to reduce or avoid such conflicts. If such conflicts of interest arise, they may have a materially adverse effect on our business.

Governmental regulation may slow our growth and decrease our profitability.

There are currently few laws or regulations that apply directly to the internet. Because our business is dependent in significant respect on the Internet, the adoption of new local, state, national or international laws or regulations may decrease the growth of internet usage or the acceptance of internet commerce, which could, in turn, decrease the demand for our products and services and increase our costs or otherwise have a material adverse effect on our business.

Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses, which could adversely affect our results of operations and financial condition.

If our common stock ceases to be listed for trading on the NASDAQ Capital Market it may harm our stock price and make it more difficult to sell shares.

Our common stock is listed on the NASDAQ Capital Market. In order to maintain our NASDAQ listing NASDAQ Marketplace Rule 5550(a)(2) requires that the bid price for our common stock not fall below $1.00 per share for a period of 30 consecutive trading days. Because of the volatility in our common stock price there can be no assurance that we will be able to maintain compliance with this requirement. If our minimum bid price remains below $1.00 for 30 consecutive trading days, under the current NASDAQ Capital Market rules, we will have a period of 180 days to attain compliance by meeting the minimum bid price requirement for 10 consecutive days during the compliance period. In the event that we do not regain compliance during such 180 day period we would be entitled to an additional 180 day compliance period if we meet the other initial listing requirements of the NASDAQ Capital Market at the end of such initial 180 day period. If our common stock ceases to be listed for trading on the NASDAQ Capital Market we expect that our common stock would be traded on the Over-the-Counter Bulletin Board. The level of trading activity of our common stock may decline if it is no longer listed on the NASDAQ Capital Market. If our common stock ceases to be listed for trading on the NASDAQ Capital Market for any reason it may harm our stock price, increase the volatility of our stock price and make it more difficult to sell your shares of our common stock.

On July 13, 2012, Wave received notification from the Listing Qualifications division of The NASDAQ Stock Market indicating that Wave’s Class A common stock is subject to potential delisting from The NASDAQ Capital Market because for a period of 30 consecutive business days, the bid price of Wave’s Class A common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). This notice was the subject of Wave’s filing on Form 8-K filed on July 13, 2012. The NASDAQ notice indicated that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), Wave would be provided 180 calendar days, or until January 10, 2013, to regain compliance. The notice also provided that Wave failed to regain compliance with the Bid Price Rule before January 10, 2013 but otherwise met all of the other applicable standards for initial listing on the NASDAQ Capital Market, then Wave may be eligible to have an additional 180 calendar days, or until July 9, 2013, to regain compliance with the Bid Price Rule. On January 10, 2013, Wave received notification from the Listing Qualifications division of the NASDAQ Stock Market indicating that Wave is eligible for an additional 180 calendar days, or until July 8, 2013, to regain compliance. Wave plans to make a diligent effort to maintain its listing, but we can make no assurances that we will be able to do so.

We may be subject to claims and additional costs as a result of our determination in March 2012 that certain previously filed financial statements relating to Wave’s acquired subsidiary, Safend, should not be relied upon.

In March 2012, Wave determined that previously filed financial statements of Wave’s acquired subsidiary, Safend, relating to certain pre-acquisition periods should not be relied upon due to certain accounting errors, as further described in Wave’s Current Report on Form 8-K filed with the SEC on March 15, 2012. To date, Wave has not filed restated pre-acquisition Safend financial statements. As a result, there is a risk that claims relating to these errors could be brought against us, including by purchasers of our shares in offerings made by us under our shelf registration statement. Since March 15, 2012, we have sold 19,443,482 shares, along with warrants exercisable for 6,126,287 shares, for an aggregate of approximately $15,173,000 under such registration statement. Any such claims or related litigation could result in substantial costs, divert management’s attention and resources, and have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.  All proceeds from the sale of shares of our Class A common stock in this offering will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS

The shares of our Class A common stock to which this prospectus relates are being registered for sale by the selling stockholders named below. We have registered the shares to permit the selling stockholders and certain of their transferees after the date of this prospectus to sell the shares when they deem appropriate.  We refer to all of these possible sellers as the “selling stockholders” in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

The following table sets forth the maximum number of shares of Wave’s Class A common stock to be sold by the selling stockholders. The percentage of shares beneficially owned after the offering is based on 116,545,328 shares of Wave’s Class A common stock outstanding as of June 11, 2013. Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.  We have prepared this table using information furnished to us by or on behalf of the selling stockholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares that May be Sold Under this Prospectus		Number of Shares Beneficially Owned After Offering (assuming the sale of all shares that may be sold hereunder)		Percentage of Beneficial Ownership After Offering (assuming the sale of all shares that may be sold hereunder)
Cranshire Capital Master Fund, Ltd (1)	1,138,277	(3)	903,615	(4)	234,662	(5)	0.2%
Anson Investments Master Fund, LP (2)	2,553,615	(6)	903,615	(4)	1,650,000	(7)	1.4%

(1)         Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund.  Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA.  As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.  CCA is also the investment manager for a managed account for Sphinx Trading, LP (“Sphinx”) and CCA has voting control and investment discretion over securities held in the managed accounts for Sphinx, Freestone.  Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA.  As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held in the managed account by Sphinx.  Sphinx currently owns 25,282 shares of common stock issuable upon exercise of warrants.

(2)   Frigate Ventures LP (“Frigate”) and M5V Advisors Inc. (“M5V”) are co-investment managers of Anson Investments Master Fund, LP (“AIMF”) and have voting control and investment discretion over securities held by AIMF.  Bruce Winson is the sole Managing Member of Admiralty Advisors LLC, the General Partner of Frigate.  Moez Kassam and Adam Spears are the sole directors of M5V.  As a result, each of Mr. Winson, Mr. Kassam, Mr. Spears and Frigate and M5V may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by AIMF.

(3)         Includes 634,533 shares of Class A common stock and 503,744 shares of Class A common stock that are subject to warrants presently exercisable.

(4)         Includes 602,410 shares of Class A common stock and 301,205 shares of Class A common stock that are subject to warrants presently exercisable.

(5)         Includes 32,123 shares of Class A common stock and 202,539 shares of Class A common stock that are subject to warrants presently exercisable.

(6)         Includes 1,602,410 shares of Class A common stock and 951,205 shares of Class A common stock that are subject to warrants presently exercisable.

(7)         Includes 150,000 shares of Class A common stock that are subject to warrants presently exercisable.

Relationships between Selling Stockholders and Us

On March 12, 2013, Wave entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholders pursuant to which Wave sold a total of 1,204,820 shares of Class A common stock, priced at $0.83 per share, for an aggregate purchase price of $1,000,000.  The selling stockholders also received warrants to purchase up to 602,410 shares of Class A common stock at an exercise price of $0.83 per share.  The warrants are exercisable for 5 years beginning on the date of issuance.  The shares of Class A Common stock and warrants (including the shares issuable upon exercise of the warrants) were issued in a private placement, subject to customary registration rights under a registration rights agreement among Wave and the selling stockholders (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, Wave agreed to file a registration statement of which this prospectus is a part with the SEC to register the sale by the selling stockholders of the 1,204,820 shares of Class A common stock issued in the private placement, together with the 602,410 shares of Class A common stock that may be issued upon exercise of the warrants. The securities were sold pursuant to the exemption from registration under Rule 506 promulgated under the Securities Act.

Under the terms of the Purchase Agreement, if at any time before the earlier of the 180th day following March 12, 2013 and the date that is the 30th day following the effective date of the registration statement of which this prospectus is a part, Wave executes definitive documents for the sale of shares of Class A common stock or common stock equivalents (or a combination of units thereof) for cash, subject to certain exceptions, each selling stockholder will have the right to participate in such financing on the same terms, conditions and price provided for in such financing, subject to the terms and conditions of the Purchase Agreement.

DESCRIPTION OF CAPITAL STOCK

Following is a summary of the material terms of Wave’s capital stock, including its Class A common stock. The summary is not complete and should be read in conjunction with Wave’s Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”) and Restated By-Laws which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Shares

Wave’s authorized capital stock consists of 150,000,000 shares of Class A common stock, $0.01 par value per share; 13,000,000 shares of Class B common stock, $0.01 par value per share; and 2,000,000 shares of preferred stock, $0.01 par value. Shares of Wave’s Class B common stock and preferred stock are not being offered pursuant to this prospectus.

As of June 11, 2013, a total of 116,545,328 shares of Wave’s Class A common stock and 35,556 shares of Wave’s Class B common stock were issued and outstanding. No shares of Wave’s preferred stock were issued and outstanding as of June 11, 2013.

In addition, as of June 11, 2013:

•  14,977,879 shares of Class A common stock were reserved for issuance upon the exercise of employee and director options outstanding;

•  2,162,528 shares of Class A common stock were reserved for issuance under existing option plans;

•  1,369,001 of Class A common stock were reserved for issuance under employee stock purchase plan; and

•  5,983,203 shares of Class A common stock were reserved for the exercise of warrants outstanding.

Common Stock

Wave’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights and restrictions on transferability, as discussed more fully below.

Voting Rights

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are identical in all respects, subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Wave. Holders of Class B common stock have one vote per share on all matters submitted to a vote of the stockholders, except that holders of Class B common stock will have five votes per share on the following matters: (i) any election of directors where one or more directors has been nominated by any person or persons other than Wave’s board of directors or in the event of an “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other solicitation of proxies or consents by or on behalf of any person or persons other than Wave’s board of directors for the purpose of electing directors; and (ii) any vote on a merger, consolidation or reorganization of Wave or similar business combination or transaction, or any sale, lease, exchange or other disposition of all or substantially all of the assets of Wave to or with any other person, if the particular business combination or other transaction has not been recommended by Wave’s board of directors. In addition, holders of Class B common stock will have five votes per share on all matters submitted to a vote of the stockholders of Wave in the event that any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires beneficial ownership of 20% or more of the outstanding voting securities of Wave (provided that this provision does not apply to any person who beneficially owns 3% or more of the outstanding voting securities at the time of the closing of our initial public offering or any group including any such person). No class of outstanding common stock alone is entitled to elect any directors. There is no cumulative voting with respect to the election of directors.

Under Wave’s Restated Certificate of Incorporation and the Delaware General Corporation Law, the holders of Class A common stock and Class B common stock are entitled to vote as separate classes with respect to any amendment to Wave’s Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of any class, increase or decrease the par value of the shares of any class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

Dividends

Holders of the Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as are declared by Wave’s board of directors out of funds legally available for that purpose, provided, that dividends paid in shares of Class A common stock or Class B common stock shall be paid only as follows: shares of Class A common stock shall be paid only to holders of Class A common stock and shares of Class B common stock shall be paid only to holders of Class B common stock. Wave’s Restated Certificate of Incorporation provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock shall simultaneously be made.

Conversion

The Class A common stock has no conversion rights. At the option of the holder, each share of Class B common stock is convertible at any time, and from time to time, into one share of Class A common stock.

Other Rights

Neither class of common stock contains preemptive or other rights of the holders to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Wave, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to redemption or a sinking fund. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Listing

Wave’s Class A common stock is listed on the NASDAQ Capital Market under the trading symbol “WAVX.”

Transfer Agent and Registrar

The transfer agent and registrar for Wave’s common stock is American Stock Transfer and Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and the telephone number is (718) 921-8210.

Preferred Stock

Pursuant to Wave’s Restated Certificate of Incorporation, Wave’s board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, in one or more series. Wave’s board of directors is authorized to fix or alter from time to time the designation, powers, preferences and rights of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, as well as the qualifications, limitations or restrictions of any unissued series of preferred stock. Wave’s board of directors may also establish from time to time the number of shares constituting any series of preferred stock, and increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of any series then outstanding.

The General Corporation Law of the State of Delaware, the state of Wave’s incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right would be in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions

Anti-takeover Effects of Provisions of our Restated Certificate of Incorporation and Restated By-laws and of Delaware Law

Certain provisions of Wave’s charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of Wave’s common stock.

Restated Certificate of Incorporation and Restated By-laws

Wave’s Restated By-laws provide for an advance notice procedure for stockholder proposals to be considered at annual meetings of stockholders, such as the nomination, other than by or at the direction of Wave’s board of directors, of candidates for election as directors. In addition, under Wave’s Restated By-laws newly created directorships resulting from any increase in the number of directors (which may be undertaken by action of a majority of the board of directors) or any vacancies in the board of directors resulting from death, resignation, removal (which may be undertaken by action of a majority of the board of directors) or otherwise, may be filled by the remaining director or directors. Provisions of Wave’s Restated By-laws may be amended by the board of directors without the approval of Wave’s shareholders. Wave’s Restated Certificate of Incorporation provides that Wave’s board of directors may provide for the issuance of preferred stock in one or more series with distinctive serial designations, rights, preferences, and limitations of the shares of each such series as the board of directors determines. Wave’s board of directors could designate and issue preferred stock in a manner that could adversely affect voting or other rights of Wave’s common stock. As described above, shares of Wave’s Class B common Stock have special voting rights with respect to mergers and certain other transactions that could result in a change in control of Wave. The foregoing provisions could be used to deter or delay certain transactions involving an actual or potential change in control of Wave.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to Wave.

PLAN OF DISTRIBUTION

Wave is registering the Class A common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such Class A common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Class A common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the Class A common stock will be the purchase price of the Class A common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Class A common stock to be made directly or through agents.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed Wave that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Wave is required to pay certain fees and expenses incurred by Wave incident to the registration of the securities.  Wave has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for Wave to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Wave by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of Wave Systems Corp. and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2012 consolidated financial statements contain an explanatory paragraph that states that Wave has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.  The audit report on the effectiveness of internal control over financial reporting as of December 31, 2012 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness as of December 31, 2012 related to inadequate resources to effectively execute internal controls over accounting for significant, complex accounting matters.

WHERE YOU CAN FIND MORE INFORMATION

Wave is subject to the periodic filing requirements of the Exchange Act. Further to Wave’s obligations under the Exchange Act, Wave files reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation for the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (including Wave). The address of this site is http://www.sec.gov. Wave makes available, free of charge on its website, www.wave.com, certain corporate governance materials and, by means of a link to www.nasdaq.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Please note that any references to www.wave.com in the registration statement and this prospectus are inactive textual references only and that the information contained in Wave’s website is neither incorporated by reference into this registration statement or prospectus nor intended to be used in connection with this offering.

As stated previously, Wave’s Class A common stock is traded on the Nasdaq Capital Market. Material filed by Wave can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Wave to incorporate into this prospectus information Wave files with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information Wave files with the SEC after the date of this prospectus will automatically update and supersede this information. Wave incorporates by reference the documents listed below and any future filings made with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until all of the securities that are part of this offering have been sold. Wave also incorporates by reference herein any information it files with the SEC under Section 13(a), 13(c), 14 or 15(d) after the date of the filing of this registration statement and prior to the effectiveness of this registration statement. The documents Wave has incorporated by reference are:

•                                          Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013;

•                                          Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013;

•                                          Current Reports on Form 8-K filed with the SEC on January 11, 2013, March 18, 2013, April 30, 2013 and May 16, 2013;

•                                          The description of Wave’s common stock contained in its Registration Statement on Form 8-A; and

•                                          Wave’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2013.

Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this prospectus or the related registration statement.

Wave will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or telephoning the Company’s Secretary at Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, (413) 243-1600.

WAVE SYSTEMS CORP.

1,807,230 Shares

Class A Common Stock

Prospectus

The date of this prospectus is June 19, 2013.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following statement sets forth the expenses and costs expected to be incurred by us in connection with the distribution of Wave’s Class A common stock being registered in this registration statement. The selling stockholders will not bear any portion of such expenses. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$113.39
Printing fees and expenses	5,000.00
Legal fees and expenses	20,000.00
Accounting and auditor fees and expenses	10,000.00
Miscellaneous	-0-
Total	$35,113.39

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein. Wave’s Restated Certificate of Incorporation and Restated By-laws provide for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them to the fullest extent authorized by the Delaware General Corporation Law.

The Restated Certificate of Incorporation authorizes Wave to obligate itself to indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters to the fullest extent provided by Section 145 of the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation states that a director shall not be personally liable to Wave or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Wave or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

The Restated By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of Wave shall be indemnified and held harmless by Wave to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. If a claim is not paid in full by Wave within sixty days after a written claim has been received, the claimant may at any time thereafter bring suit against Wave to recover the unpaid amount of the claim.

We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

Item 16.  EXHIBITS.

Exhibit No.	Description of Exhibit

3.1*	Restated Certificate of Incorporation of Wave, as amended (incorporated by reference to Exhibit 3.1 of Wave’s Quarterly Report on Form 10-Q, filed on August 9, 2006, File No. 0-24752).

3.2*	Restated Bylaws of Wave (incorporated by reference to Exhibit 3.2 of Wave’s Registration Statement on Form S-1, File No. 33-75286).

4.1*	Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of Wave’s Registration Statement on Form S-1, File No. 33-75286).

4.2*	Form of Warrant issued to selling stockholders (incorporated by reference to Exhibit 4.1 of Wave’s Current Report on Form 8-K, File No. 0-24752).

5.1†	Opinion of Willkie Farr & Gallagher LLP with respect to the legality of the shares being offered.

10.1*	Securities Purchase Agreement, dated March 12, 2013, among Wave and the selling stockholders (incorporated by reference to Exhibit 10.1 of Wave’s Current Report on Form 8-K, File No. 0-24752).

10.2*	Registration Rights Agreement, dated March 12, 2013, among Wave and the selling stockholders (incorporated by reference to Exhibit 10.2 of Wave’s Current Report on Form 8-K, File No. 0-24752).

23.1†	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, independent registered public accounting firm (1).

24.1	Power of Attorney (included on the signature page hereto).

*                                         Incorporated by reference.

†                                         Previously filed.

(1)                                 Filed herewith.

Item 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the provisions described in “Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lee, Commonwealth of Massachusetts, on the 19th day of June, 2013.

WAVE SYSTEMS CORP.

By:	/s/ STEVEN K. SPRAGUE
Name: Steven K. Sprague
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN K. SPRAGUE	President, Chief Executive Officer and Director (Principal	June 19, 2013
Steven K. Sprague	Executive Officer)

*	Director	June 19, 2013
John E. Bagalay, Jr.

*	Director	June 19, 2013
George Gilder

*	Director	June 19, 2013
John E. McConnaughy, Jr.

*	Director	June 19, 2013
Nolan Bushnell

*	Director	June 19, 2013
Robert Frankenburg

*	Senior Vice President, Finance and Administration, Chief	June 19, 2013
Gerard T. Feeney	Financial Officer and Secretary (Principal Financial Officer, Principal Accounting Officer and Duly Authorized Officer of the Registrant)

*/s/ STEVEN K. SPRAGUE
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1*	Restated Certificate of Incorporation of Wave, as amended (incorporated by reference to Exhibit 3.1 of Wave’s Quarterly Report on Form 10-Q, filed on August 9, 2006, File No. 0-24752).

3.2*	Restated Bylaws of Wave (incorporated by reference to Exhibit 3.2 of Wave’s Registration Statement on Form S-1, File No. 33-75286).

4.1*	Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of Wave’s Registration Statement on Form S-1, File No. 33-75286).

4.2*	Form of Warrant issued to selling stockholders (incorporated by reference to Exhibit 4.1 of Wave’s Current Report on Form 8-K, File No. 0-24752).

5.1†	Opinion of Willkie Farr & Gallagher LLP with respect to the legality of the shares being offered.

10.1*	Securities Purchase Agreement, dated March 12, 2013, among Wave and the selling stockholders (incorporated by reference to Exhibit 10.1 of Wave’s Current Report on Form 8-K, File No. 0-24752).

10.2*	Registration Rights Agreement, dated March 12, 2013, among Wave and the selling stockholders (incorporated by reference to Exhibit 10.2 of Wave’s Current Report on Form 8-K, File No. 0-24752).

23.1†	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, independent registered public accounting firm (1).

24.1	Power of Attorney (included on the signature page hereto).

*                                         Incorporated by reference.

†                                         Previously filed.

(1)                                 Filed herewith.